Exhibit 10.1

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of the 26th day of August, 2013 (the “Amendment Date”), by and between TALON PORTFOLIO SERVICES, LLC, a Washington limited liability company, as General Receiver for W2007 Seattle Office 110 Atrium Place Realty, LLC, a Delaware limited liability company, King County Case No. 12-2-21253-8-SEA (“Landlord”), and BSQUARE CORPORATION, a Washington corporation (“Tenant”).

R E C I T A L S :

A. WA-110 Atrium Place, L.L.C. (predecessor-in-interest to Landlord) and Tenant entered into that certain Office Lease Agreement dated as of January 1, 2004 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of a total of approximately 43,396 rentable square feet commonly known as Suites 200, 215, 220, and 230 (the “Original Premises”) and located on the second (2nd) floor of that certain office building located at 110 110th Avenue NE, Bellevue, Washington, 98004 (the “Building”).

B. Landlord and Tenant desire to (i) substitute the Original Premises with that certain space consisting of approximately 24,061 rentable square feet of space and located on the third (3rd) floor of the Building, commonly known as Suite 300 (the “Substitute Premises”), as delineated on Exhibit A attached hereto and made a part hereof, (ii) to extend the Term of the Lease, and (iii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Substitution of Substitute Premises for Original Premises. Effective as of the date (the “Substitute Premises Commencement Date”) which is the earliest to occur of (i) the date on which the Tenant Improvements (as defined in the Tenant Work Letter attached hereto as Exhibit B) in the Substitute Premises are Substantially Completed (as defined in Exhibit B), or (ii) the date on which the Tenant Improvements in the Substitute Premises would have been Substantially Completed except to the extent such completion of the Tenant Improvements is delayed due to any Tenant Delay (as defined in Exhibit B), (A) subject to the terms of Section 3, below, the Lease shall terminate and be of no further force or effect with respect to the Original Premises, and (B) Tenant shall lease from Landlord and Landlord shall lease to Tenant the Substitute Premises on the terms and conditions set forth in the Lease, as hereby amended. Effective upon the Substitute Premises Commencement Date, the Substitute Premises shall be substituted for the Original Premises and all references in the Lease, as hereby amended, to the “Premises” shall mean and refer to the Substitute Premises. Landlord shall use commercially reasonable efforts to Substantially Complete the Tenant Improvements in the Substitute Premises within one hundred fifty (150) days after the Amendment Date.

3. Surrender of Original Premises. Tenant hereby agrees to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord no later than the date (the “Surrender Date”) that is ten (10) business days following the Substitute Premises Commencement Date. Tenant shall surrender the Original Premises in broom clean condition. Notwithstanding any conflicting provision of the Lease, Tenant shall not have any obligation to (a) restore any portion of the Original Premises except to the extent the Original Premises are damaged by the negligence or willful misconduct of Tenant, or (b) remove any alterations or improvements within or a part of the Original Premises, including built in furniture, and data, telecommunication and other cabling. Upon surrender of the Original Premises in accordance with the foregoing, Tenant shall not have any further obligations with respect to the Original Premises except with respect to Tenant’s obligation to pay Rent and indemnify Landlord pursuant to Section 13 of the Lease for the period of Tenant’s tenancy prior to the Surrender Date. In the event that Tenant fails to vacate the Original Premises and surrender and deliver exclusive possession of the Original Premises to Landlord on or before the Surrender Date pursuant to this Section 3, Tenant shall be deemed to be in holdover of the Original Premises and commencing on the day immediately following the Surrender Date, Tenant shall pay Landlord holdover Base Rent of $1,808.00 per day (i.e., one hundred fifty percent (150%) of the per diem Base Rent currently in effect for the Original Premises) as well as one hundred percent (100%) of all amounts of Additional Rent due under the Lease for the Original Premises, on a daily basis, until such time that Tenant surrenders the Original Premises to Landlord.

4. Representations of Tenant. Tenant represents and warrants to Landlord that as of the Amendment Date (a) Tenant has not heretofore assigned its interest in the Lease and there are no subleases in effect with respect to the Original Premises; (b) no other person, firm or entity has any right, title or interest in the Lease or in the Original Premises through Tenant; (c) Tenant has the full right, legal power and actual authority to enter into this First Amendment and to terminate Tenant’s lease with respect to the Original Premises without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no (and as of the Surrender Date there shall not be any) mechanic’s liens or other liens encumbering all or any portion of the Original Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease with respect to the Original Premises, the representations and warranties set forth in this Section 4 shall survive the Surrender Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.

5. Lease Term; Option Term.

5.1 Extension of the Term of the Lease. Landlord and Tenant acknowledge that the Term is scheduled to expire on August 31, 2014, pursuant to the terms of the Lease. The parties hereby agree to extend the Term of the Lease for a period of five (5) years and nine (9) months, commencing on September 1, 2014 and ending on May, 31, 2020, unless sooner terminated as provided in the Lease, as hereby amended. Any and all references to the “Term” in the Lease shall mean the Term as extended pursuant to the foregoing and any and all references to the “Termination Date” in the Lease shall mean May 31, 2020.

5.2 Substitute Premises Term. For purposes of this First Amendment, the eighty-four (84) month period commencing on June 1, 2013, and ending on May 31, 2020, shall be referred to as the “Substitute Premises Term.”

5.3 Option Term. The extension of the Term provided in Section 5.1 above shall not constitute Tenant’s exercise of the Renewal Option provided in Section II of Exhibit F of the Lease, and (notwithstanding anything contained in the Lease to the contrary) the Renewal Option shall continue to apply to the Substitute Premises as of the end of the Substitute Premises Term; provided, however, all references in Section II of Exhibit F of the Lease to “initial Term” shall mean and refer to the Term as extended pursuant to Section 5.1 above.

6. Base Rent.

6.1 Original Premises. Notwithstanding any contrary provisions set forth in the Lease, effective as of June 1, 2013, Tenant shall pay to Landlord monthly installments of Base Rent in connection with the Original Premises as follows:

Period During Substitute Premises Term	Annualized Base Rent		Monthly Installment of Base Rent		Approximate Monthly Rental Rate per Rentable Square Foot
June 1, 2013 through the day immediately prior to the Substitute Premises Commencement Date *	$741,396.00	*	$61,783.00	*	N/A

Tenant shall have no obligation to pay Base Rent with respect to the Original Premises on and after the Substitute Premises Commencement Date, except as a result of holdover of the Original Premises by Tenant after the Surrender Date and in accordance with the terms set forth in Section 3, above.

*	The Base Rent applicable during the period of time above is subject to abatement during the seven (7) month Base Rent Abatement Period as provided in Section 6.3, below.

6.2 Substitute Premises. Effective as of the Substitute Premises Commencement Date, Tenant shall pay to Landlord monthly installments of Base Rent in connection with the Substitute Premises as follows:

Period During Substitute Premises Term	Annualized Base Rent		Monthly Installment of Base Rent		Approximate Monthly Rental Rate per Rentable Square Foot
Substitute Premises Commencement Date through May 31, 2014 *	$745,891.00	*	$62,157.58	*	$31.00	*
June 1, 2014 through May 31, 2015	$769,952.00		$64,162.67		$32.00
June 1, 2015 through May 31, 2016	$794,013.00		$66,167.75		$33.00
June 1, 2016 through May 31, 2017	$818,074.00		$68,172.83		$34.00
June 1, 2017 through May 31, 2018	$842,135.00		$70,177.92		$35.00
June 1, 2018 through May 31, 2019	$866,196.00		$72,183.00		$36.00
June 1, 2019 through May 31, 2020	$890,257.00		$74,188.08		$37.00

*	The Base Rent applicable during the period of time above is subject to abatement during any remainder of the seven (7) month Base Rent Abatement Period as provided in Section 6.3, below.

6.3 Abated Base Rent. Notwithstanding any conflicting provision of the Lease or this First Amendment, provided that no event of Default then exists and is not cured within any applicable cure period provided in the Lease, during the seven (7) month period commencing on June 1, 2013 and ending on December 31, 2013 (the “Base Rent Abatement Period”), Tenant shall not have any obligation to pay any Base Rent attributable to the Original Premises or the Substitute Premises, as applicable, during such Base Rent Abatement Period (the “Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals $435,103.06 (i.e., $62,157.58 per month). Notwithstanding such abatement of Base Rent (a) all other sums due under this Lease, including Additional Rent, shall be payable as provided in this Lease, and (b) any increases in Base Rent set forth in the Lease (as hereby amended) shall occur on the dates scheduled therefor. The Base Rent Abatement provided for in this Section 6.3 is conditioned upon Tenant’s full and timely performance of all of its obligations under the Lease (as hereby amended). If Tenant shall be in Default of the Lease (as hereby amended), and such Default is not cured within any applicable cure period provided in the Lease, at any time during the Base Rent Abatement Period, then Tenant’s right to receive any unapplied Base Rent Abatement shall be suspended until the first day of the first calendar month following the date upon which Tenant cured such event of Default.

7. Tenant’s Pro Rata Share of Expenses and Taxes.

7.1 Addition of Base Year Calculation. Notwithstanding any contrary provisions set forth in the Lease, effective as of June 1, 2013, Tenant’s obligation to pay Tenant’s Pro Rata Share of Expenses and Taxes shall be equal to Tenant’s Pro Rata Share of any increase (the “Excess Expenses and Taxes”) in the aggregate Expenses and Taxes for each calendar year above the aggregate Expenses and Taxes for the 2013 calendar year (the “Base Year”). In no event, however, shall any decrease in the aggregate Expenses or Taxes for any calendar year below the aggregate Expenses or Taxes for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under the Lease (as hereby amended). Effective as of June 1, 2013, all of the references to “Expenses and Taxes” set forth in Sections 1.01 and 1.02 of Exhibit B of the Lease shall be amended to read “Excess Expenses and Taxes” (other than the final reference to “Expenses and Taxes” in the last sentence of Section 1.02, which shall remain “Expenses and Taxes”). For the avoidance of doubt, effective as of June 1, 2013, Tenant shall not have any obligation under the Lease to pay for any Expenses or Taxes except as provided in this Section 7.1.

7.2 Original Premises. The provisions of the Lease with respect to payment of Tenant’s Pro Rata Share of Expenses and Taxes in connection with the Original Premises which arise or accrue prior to June 1, 2013 shall continue in effect for such period. With respect to Tenant’s Pro Rata Share of Expenses and Taxes in connection with the Original Premises which arise or accrue on or after June 1, 2013, Tenant’s obligation to pay Tenant’s Pro Rata Share of Expenses and Taxes shall be determined in accordance with Section 7.1 above, and the parties agree that Tenant’s Pro Rata Share shall not be based on the 43,396 rentable square feet of the Original Premises as set forth in the Lease, but shall instead be based on 24,061 rentable square feet (i.e., an amount equal to the rentable square footage of the Substitute Premises). As such, Tenant’s Pro Rata Share with respect to the Original Premises shall equal 10.5190%.

7.3 Substitute Premises. Commencing on the Substitute Premises Commencement Date, Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes which arise or accrue on and after the Substitute Premises Commencement Date in connection with the Substitute Premises in accordance with the terms of the Lease as amended by Section 7.1, above. Effective as of the Substitute Premises Commencement Date, for purposes of calculating Tenant’s Pro Rata Share of Expenses and Taxes in connection with the Substitute Premises, Tenant’s Pro Rata Share shall equal 10.5190%.

8. Substitute Premises Improvements. Except as specifically set forth in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Substitute Premises. Notwithstanding any conflicting provision of the Lease or this First Amendment, Tenant shall not have any obligation to remove any of the Tenant Improvements constructed in the Substitute Premises pursuant to the Tenant Work Letter; provided, however, upon the expiration or earlier termination of the Lease (as amended), with respect to the “jet lab” portion of the Substitute Premises, Tenant shall remove (i) all supplemental HVAC equipment (including, without limitation, all cables, conduits, hoses, and connections, and all related equipment, if any, located outside the Premises), as shall be more particularly set forth in the Approved Working Drawings where specific supplemental HVAC equipment required to be removed by Landlord will be specifically identified, (ii) all plumbing in and to the jet lab portion of the Premises, as shall be more particularly set forth in the Approved Working Drawings where the specific plumbing required to be removed by Landlord shall be specifically identified, and (iii) all communications and computer wires, cables, fibers, connections and related telecommunications equipment and/or other facilities for telecommunications (collectively, “Cables”), and repair any damage to the Substitute Premises and the Building caused by such removal; provided further, however, in the event that Tenant exercises its right to the Renewal Term (as set forth in Section 5.3 above) and occupies the Substitute Premises during the Renewal Term, then provided that there is no uncured Default under the Lease (as hereby amended) as of the date of the expiration of the Renewal Term, Tenant shall not have any obligation to remove any of the “jet lab” Tenant Improvements pursuant to the foregoing (other than Cables which, notwithstanding the foregoing, Tenant shall remove upon the expiration or earlier termination of the Lease).

9. Letter of Credit.

9.1 Replacement Letter of Credit. As of the date of this First Amendment, Landlord is holding the Letter of Credit as set forth under the terms of Section I of Exhibit F of the Lease in the current amount of $875,000.00, which Letter of Credit shall (subject to the terms of this Section 9) be maintained in effect throughout the Substitute Premises Term as required in Section I of the Lease. However, notwithstanding the foregoing, or any contrary provisions set forth in the Lease, effective as of the date of this First Amendment, Tenant shall have the right to replace the existing Letter of Credit with a stand by unconditional and irrevocable letter of credit in the amount of $250,000.00 (the “Replacement Letter of Credit”) in form and content reasonably acceptable to Landlord and issued by a nationally recognized bank reasonably acceptable to Landlord The Replacement Letter of Credit shall be held by Landlord under the same terms and conditions set forth in the Lease with respect to the Letter of Credit, except as set forth herein. Provided that no event of Default then exists by Tenant under the terms of the Lease, Landlord shall return the existing Letter of Credit to Tenant within five (5) business days following Landlord’s receipt of the Replacement Letter of Credit.

9.2 Springing Additional Letter of Credit. Notwithstanding any provision to the contrary contained in the Lease, Tenant shall be required to deliver an additional Letter of Credit (the “Additional Letter of Credit”), in the applicable “Additional Letter of Credit Amount” indicated below, in the event that at any time during the Substitute Premises Term Landlord delivers a Demand Notice to Tenant as set forth below. Except as provided herein, such Additional Letter of Credit shall be subject to all of the terms and conditions applicable to the Replacement Letter of Credit. The Additional Letter of Credit shall be either (i) an amendment to the existing Replacement Letter of Credit, reasonably acceptable to Landlord, increasing the amount thereof by the Additional Letter of Credit Amount, or (ii) an entirely new Letter of Credit (in the form and content otherwise required under the terms of this Lease and reasonably acceptable to Landlord) in the Additional Letter of Credit Amount. The Additional Letter of Credit shall be held by Landlord throughout the remainder of the Term on the same terms as are otherwise applicable to the Letter of Credit.

9.2.1 Within thirty (30) days following the end of each financial quarter occurring each year during the Substitute Premises Term (i.e., January through March, April through June, July through September, and October through December), Tenant shall provide Landlord, for Landlord’s review, a copy of Tenant’s financial statements for such financial quarter prepared on the basis of generally accepted accounting principles (“GAAP”), consistently applied, and certified as correct by Tenant (for purposes of this Section 9.2.1, “Financial Statement”). Notwithstanding the foregoing, so long as Tenant is a publicly traded corporation, Tenant shall not have any obligation to deliver the Financial Statement to Landlord as aforesaid but shall make such Financial Statement available to Landlord as such information is released to the general public pursuant to applicable regulatory requirements (e.g., Tenant’s 10K and 10Q statements). In the event that Tenant fails to timely deliver any Financial Statement, or if any such Financial Statement indicates that has failed to maintain at least $7,500,000.00 in the aggregate of “cash,” “cash equivalents.” and “short term investments” (as each of the forgoing are defined by GAAP), and $3,000,000.00 of the foregoing $7,500,000.00 amount in cash or cash equivalents (collectively, the “Minimum Financial Requirements”) as of the effective date of the subject Financial Statement, then upon written notice from Landlord (the “Demand Notice”), Tenant shall deliver to Landlord an Additional Letter of Credit in the Additional Letter of Credit Amount set forth in Section 9.2.2 below.

9.2.2 The Demand Notice shall set forth the Additional Letter of Credit Amount. The “Additional Letter of Credit Amount” shall be as follows:

Date on which Demand Notice is delivered to Tenant	Additional Letter of Credit Amount
Prior to May 31, 2018	$500,000.00
Prior to May 31, 2020	$250,000.00

10. Parking. Effective as of June 1, 2003, Section III.A of Exhibit F of the Lease is amended and restated in its entirety as follows:

“During the Term, Landlord shall lease to Tenant, or cause the operator (the “Parking Facility Operator”) of the garage servicing the Building (the “Parking Facility”) to lease to Tenant, and Tenant shall lease from Landlord or the Parking Facility Operator, two and three-tenths (2.3) unreserved parking spaces for every 1,000 rentable square feet of the Premises (i.e., fifty-five (55) unreserved parking spaces as of the date of the First Amendment) (the “Spaces”) for the use of Tenant and its employees. Tenant shall pay to Landlord $150.00 for each space per month (plus any applicable taxes) (the “Parking Rate”) throughout the remainder of the Substitute Premises Term, and such amounts shall be deemed Additional Rent hereunder. If requested by Landlord with respect to any Space(s), Tenant shall execute and deliver to Landlord the standard parking agreement used by Landlord (the “Parking Agreement”) in the Parking Facility for such Space(s).

In addition, effective as of June 1, 2013, Tenant shall have the right to lease from Landlord up to forty (40) monthly valet parking passes for valet parking in the Parking Facility (the “Valet Parking Passes”) on a monthly as needed basis. The Parking Rate applicable to such Valet Parking Passes shall be $150.00 for each pass per month (plus any applicable taxes) throughout the remainder of the Substitute Premises Term, and such amounts shall be deemed Additional Rent hereunder. For the avoidance of doubt, (a) Landlord shall issue such Valet Parking Passes following receipt of Tenant’s written request therefor at any time during the Substitute Premises Term, (b) Tenant may elect to terminate any Valet Parking Pass upon not less than ten (10) days’ notice to Landlord (provided, however, in no event shall Tenant be entitled to any refund or credit with respect to any remaining portion of any calendar month to which such Valet Parking Pass applied), and (c) Tenant’s right to forty (40) Valet Parking Passes shall continue so long as this Lease is in effect notwithstanding any prior discontinuance or non-use of any Valet Parking Passes. In the event that Tenant leases all forty (40) of the foregoing Valet Parking Passes, but desires to lease additional valet parking passes, then subject to availability (as reasonably determined by Landlord), Tenant may rent, on a month-to-month basis, additional valet parking passes (the “Month-to-Month Parking Passes”), and the Parking Rate applicable to such Month-to-Month Parking Passes shall be the prevailing rate charged by Landlord from time-to-time at the parking facility for valet parking passes. The Month-to-Month Parking Passes shall be automatically renewed each subsequent calendar month so long as this Lease is in effect unless either Landlord or Tenant delivers written notice to the other party of termination for particular Month-to-Month Parking Passes not less than ten (10) days prior to the end of the current calendar month; provided, however, in no event shall Landlord have the right to elect to terminate any such Month-to-Month Parking Passes except to the extent that the Month-to-Month Parking Passes that Landlord elects to terminate are required (as reasonably determined by Landlord) to be provided to another tenant in the Building in order to satisfy such other tenant’s parking requirements in the ratio of 2.3 parking stalls per one thousand (1,000) rentable square feet of such tenant’s premises (or such other ratio as may then be required by Applicable Laws). Notwithstanding anything to the contrary set forth in this Section 10, Landlord shall have the right, in its sole and absolute discretion and upon the delivery of notice to Tenant, to convert any of Tenant’s Valet Parking Passes into an equal number of unreserved parking spaces. Except as set forth in this Section 10, Tenant’s lease of Spaces and Valet Parking Passes shall be in accordance with the provisions of Section III of Exhibit F of the Lease.

In addition to the Parking Rate, Tenant shall also pay Tenant’s Pro Rata Share (i.e., the same Tenant’s Pro Rata Share as used in connection with Expenses and Taxes under the Lease) of the costs incurred by Landlord in providing valet parking service to the Building.

Notwithstanding any conflicting provision of the Lease or this First Amendment, during the period beginning on June 1, 2013, and ending on November 30, 2014, the Parking Rate for Tenant’s initial fifty-five (55) Spaces and any Valet Parking Passes in effect during such period (but not with respect to any Month-to-Month Parking Passes) shall be abated in their entirety; provided, however, such abatement shall terminate if an event of Default occurs under the Lease by Tenant during such period.”

11. Insurance and Waiver of Subrogation. Effective as of the date of this First Amendment, Sections 14 and 15 of the Lease are amended and restated in their entirety as follows:

“14. Insurance.

14.1 Tenant’s Insurance. Tenant shall maintain the following insurance policies:

(1) Commercial general liability insurance on the current ISO CG 00 01 12 07 occurrence form or equivalent acceptable to Landlord in amounts of Three Million Dollars ($3,000,000.00) per occurrence, Three Million Dollars ($3,000,000.00) personal injury and advertising injury, Three Million Dollars ($3,000,000.00) products-completed operations aggregate and Three Million Dollars ($3,000,000.00) general aggregate with defense costs provided in addition to policy limits, insuring Tenant, as well as Landlord (including both Talon Portfolio Services, LLC, a Washington limited liability company, as general receiver, and W2007 Seattle Office 110 Atrium Place Realty, LLC, a Delaware limited liability company), Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, and any of Landlord’s Mortgagees (collectively, the “Additional Insureds”) thereunder and under Tenant’s commercial excess or umbrella liability policy, if any, against all liability for personal injury, bodily injury (including mental anguish and death) or property damage or destruction (including loss of use thereof) arising from the use and occupancy of the Premises, the Building and all areas appurtenant thereto, including the Parking Facility and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s equipment or other property that may be located on the grounds of the Property (other than inside the Premises),

(2) Primary “special form” perils property damage insurance covering the full value of all alterations, additions and improvements and betterments in the Premises, including the Tenant Improvements and other Alterations, naming Landlord and each of Landlord’s Mortgagees as additional loss payees as their interests may appear,

(3) Primary “special form” perils property damage insurance covering the full value of all furniture, trade fixtures, electronic data and media, business records, and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Property by or on behalf of Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees (each a “Tenant Party”), without deduction for depreciation,

(4) Workers’ compensation insurance as required by the State of Washington, together with employers’ liability insurance of at least One Million Dollars ($1,000,000.00) for each accident for bodily injury by accident, One Million Dollars ($1,000,000.00) each employee for bodily injury by disease, and One Million Dollars ($1,000,000.00) policy limit for bodily injury by disease,

(5) Business income with extra expense insurance in an amount reasonably acceptable to Landlord, and

(6) Comprehensive automobile insurance, and if necessary, commercial umbrella insurance, with a limit of not less than Three Million Dollars ($3,000,000.00) each accident, which automobile insurance shall cover liability arising out of any automobile (including hired and non-owned automobiles), insuring the Additional Insureds as additional insureds thereunder.

For the avoidance of doubt, any Additional Insured will be required to provide the insurer reasonable evidence of such Additional Insured’s interest in the subject insurance policy.

All of Tenant’s insurance shall be primary insurance as to all claims thereunder and provide that any insurance carried by any of the Additional Insureds is excess over, and non-contributing with, any insurance of Tenant. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder (including copies of endorsements) at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant first enters upon or occupies the Premises, and at least ten (10) days prior to each renewal of said insurance (and such liability insurance certificates or other evidence shall include an endorsement or policy excerpt showing that Tenant’s coverage is primary and non-contributing with respect to any insurance afforded to any of the Additional Insureds). Tenant shall obtain a written obligation on the part of each insurance company to endeavor to notify Landlord and each of Landlord’s Mortgagees at least forty-five (45) days before cancellation or material change of any such insurance policies (ten [10] days in the event of nonpayment of premiums). Tenant shall carry and maintain during the Term, at its expense such increased amounts of insurance required to be carried under this Section 14.1, and such other types and amounts of insurance covering the Premises and Tenant’s operation therein, as may be reasonably requested by Landlord from time to time, but not in excess of the amounts and types of insurance then being required by landlords of the Comparison Buildings. If the use or occupancy of the Premises includes any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the sale, service or consumption of alcoholic beverages), Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require. All such insurance policies shall be in form, and issued by companies with an A.M. Best rating of A-VII or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein within five business days after Landlord’s written request, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord within thirty (30) days after Tenant’s receipt of an invoice from Landlord, together with reasonable supporting evidence, the premium costs thereof, plus an administrative fee of five percent (5%) of such cost.

14.2 Landlord’s Insurance. Throughout the Term, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for at least ninety percent (90%) of the Building’s replacement value (excluding property required to be insured by Tenant and the costs of excavation, foundations, underground utilities and footings), less a commercially reasonable deductible and/or self-insured retention if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than Three Million Dollars ($3,000,000.00) general aggregate for damages because of personal injury, bodily injury or death, or property damages or destruction (including loss of use thereof). Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem appropriate or as required by any of Landlord’s Mortgagees. The cost of all insurance carried by Landlord with respect to the Property shall be included in Expenses. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. No Subrogation; Waiver of Property Claims. The following waivers in this Section 15 are intended to be cumulative, rather than mutually exclusive.

15.1 Policies Other than Property Insurance. Tenant waives all rights against the Additional Insureds for recovery of damages occurring to the extent those damages are covered under Tenant’s commercial general liability, automobile liability, umbrella/excess liability or any other insurance policies carried by Tenant related to the Property, the Premises or this Lease (excluding Tenant’s property insurance policy, which is covered in Section 15.2 below), or if Tenant fails to carry any of such insurance required under this Lease, would ordinarily have been covered by the required insurance. If any such policy does not allow Tenant to waive rights of recovery against others prior to a loss, Tenant shall obtain an endorsement from its insurance carrier waiving the carrier’s rights of recovery under subrogation or otherwise against the Additional Insureds.

15.2 Property Insurance Policies. Each of Landlord and Tenant waives any claim it might have against the other (and in the case of Tenant’s waiver, against the other Additional Insureds) for any damage to, or theft, destruction, loss, or loss of use of, any property, to the extent the same is insured against under any property insurance policies of the types described in Section 14.1 above that cover the Property, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business (or if the insurance required under this Lease had been carried, would have been insured against), regardless of whether the negligence of the other party caused such loss or damage. Additionally, Tenant waives any claim it may have against the Additional Insureds for any loss to the extent such loss or damage is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party as provided hereinabove. For the purposes of this Section 15.2, any deductible with respect to a party’s property insurance shall be deemed covered by, and recoverable by such party under, valid and collectible policies of insurance.”

12. Broker. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Washington Partners (representing Tenant) and Talon Portfolio (representing Landlord), whose commissions (if any) shall be paid by Landlord pursuant to separate written agreements. Each party acknowledges receipt of a copy of the pamphlet described in RCW 18.86.030(f) entitled “The Law of Real Estate Agency,” as required by Washington Law. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

13. Deletion. The parties acknowledge and agree that Section VIII. of Exhibit F to the Lease is hereby deleted in its entirety.

14. OFAC/FCPA Representation. Neither Tenant nor any of its affiliates, nor any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes. If at any time this representation becomes false, then it shall be considered an Event of Default under this Lease as to which there shall be no right to notice or an opportunity to cure, notwithstanding anything contained in this Lease to the contrary, and Landlord shall have the right to exercise all of the remedies set forth in this Lease including, without limitation, immediate termination of this Lease.

15. Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument. Delivery by facsimile, or e-mail of a PDF copy, of a counterpart of this First Amendment executed by Landlord or Tenant shall constitute delivery by such party of such party’s executed counterpart of this First Amendment.

16. Notices. Notwithstanding anything to the contrary contained in the Lease (i) as of the Substitute Premises Commencement Date, any notices to Tenant must be sent, transmitted, or delivered, as the case may be to the Substitute Premises, and (ii) as of the date of this First Amendment, any notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Talon Portfolio Services, LLC

1800 Ninth Avenue, Suite 1600

Seattle, Washington 98101

Attention: Lease Administration

With a copy to:

Pircher, Nichols & Meeks

1925 Century Park East, Suite 1700

Los Angeles, California 90067-2512

Attention: Real Estate Notices (SCS/KMH)

17. Payment of Rent. Notwithstanding anything to the contrary set forth in the Lease, effective as of the date of this First Amendment, Tenant shall pay Rent, without prior notice or demand, to Landlord or Landlord’s agent at the address set forth below, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing:

W2007 Seattle Office 110 Atrium Place Realty, LLC

P.O. Box 730732

Dallas, Texas 75373-0732

18. Effectiveness of Agreement. In no event shall any draft of this First Amendment create any rights, obligations or liabilities, it being intended that only a fully executed and delivered copy of this First Amendment will bind the parties hereto.

19. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Substitute Premises and shall remain unmodified and in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control. The provisions of the Lease, as amended and supplemented by this First Amendment, are hereby ratified and confirmed by Tenant and Landlord in all respects.

[signatures follow on next page]

[Signature Page to the Lease Agreement between Talon Properties Services, LLC,

a Washington limited liability company, as General Receiver for W2007 Seattle Office 110

Atrium Place Realty, LLC, a Delaware limited liability company, King County

Case No. 12-2-21253-8-SEA, as Landlord, and BSQUARE CORPORATION,

a Washington corporation, as Tenant]

This First Amendment is executed on the respective dates set forth below, but for reference purposes, this First Amendment shall be dated as of the date first above written. If the execution date is left blank, this First Amendment shall be deemed executed as of the date first written above.

LANDLORD:	TALON PORTFOLIO SERVICES, LLC,
a Washington limited liability company,
as General Receiver for W2007 Seattle Office
110 Atrium Place Realty, LLC,
a Delaware limited liability company,
King County Case No. 12-2-21253-8-SEA

	By:	/s/ William Pollard
	Name:	William Pollard
	Title:	Managing Principal

Execution Date: 8/26, 2013

TENANT:	BSQUARE CORPORATION,
a Washington corporation

	By:	/s/ Brian Crowley
	Name:	Brian Crowley
	Title:	President & CEO

Execution Date: August 23, 2013

By:
Name:
Title:

Execution Date: ___________, 20__

LANDLORD ACKNOWLEDGMENT

STATE OF WASHINGTON	}
} ss.
COUNTY OF KING	}

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this 26th of August, 2013, before me personally appeared William R. Pollard [Insert name of the individual executing the Lease on behalf of Landlord], to me known to be the Managing Principal of Talon Portfolio Services, LLC, a Washington limited liability company, as General Receiver for W2007 seattle office 110 Atrium Place Realty [Insert name of the property-owning entity], a Delaware limited liability company, King County Case No. 12-2-21253-8-SEA, the company that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Pamela S. Mattingly
Pamela S. Mattingly
Type or print name

Notary Public in and for the State of WA
Residing at Redmond
My commission expires: June 29, 2016

TENANT ACKNOWLEDGMENT

STATE OF Washington	}
} ss.
COUNTY OF King	}

On this 23rd day of August, 2013, before me, a Notary Public in and for the State of Washington, personally appeared Brian Crowley [Insert name of person executing the Lease on behalf of Tenant], personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument; on oath stated that said individual was authorized to execute the instrument, and acknowledged it as the President & CEO [Insert corporate office held by person executing the Lease on behalf of Tenant] of Bsquare Corporation [Insert name of Tenant], a Washington [Insert jurisdiction in which the Tenant-entity is organized and the type of entity] to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Naney K. Ozols
Naney K. Ozols
Type or print name

Notary Public in and for the State of Washington
Residing at Kirkland, WA
My commission expires: May 24, 2014

EXHIBIT A

110 ATRIUM

OUTLINE OF SUBSTITUTE PREMISES1

[1]	the purpose of Exhibit A is to show the approximate location of the Premises in the Building only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the improvements therein, or the elements thereof.

EXHIBIT A

EXHIBIT B

110 ATRIUM

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of improvements for the Substitute Premises. All references in this Tenant Work Letter to Sections of “this Amendment” shall mean the relevant portion of the First Amendment to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, all references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease (as amended) being amended by this Amendment.

SECTION 1

DELIVERY OF THE SUBSTITUTE PREMISES

1.1 In General. Tenant shall accept the Substitute Premises, as well as the base, shell and core of (i) the Substitute Premises and (ii) the floor of the Building on which the Substitute Premises is located (collectively, the “Base, shell and Core”), in their current “AS-IS” condition and configuration existing as of the date of this Amendment, subject to the Substantial Completion of the Tenant Improvements as provided herein. Following the date of this Amendment, Landlord shall construct in the Substitute Premises the “Tenant Improvements” (defined below) pursuant to the provisions of this Tenant Work Letter. Except for the Tenant Improvement work described in this Tenant Work Letter, and except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations, additions or improvements to the Substitute Premises, or the Building.

1.2 Mechanical Load Capacity. Tenant hereby acknowledges and agrees that the Substitute Premises does not meet the mechanical load capacity required for Tenant’s proposed “jet lab” to be constructed in the Substitute Premises, and that Landlord makes no representation, warranty or promise as to the condition or suitability of the jet lab portions of the Substitute Premises for the purpose intended by Tenant; provided, however, Landlord and Tenant hereby acknowledge and agree that (i) the Building’s mechanical, electrical and plumbing systems are sufficient to satisfy the mechanical, electrical and plumbing system requirements for Tenant’s jet lab equipment as the same has been represented to Landlord in the plans and specifications for the same reviewed by Landlord prior to the date of this First Amendment (“Tenant’s Jet Lab Plans”), and (ii) the Premises floor load capacity is sufficient to satisfy the floor load requirements for Tenant’s jet lab equipment as the same has been represented to Landlord in Tenant’s Jet Lab Plans. Landlord shall only be obligated to construct the Tenant Improvements in the jet lab portion of the Premises in accordance with the Approved Working Drawings (as that term is defined hereinbelow), and Landlord’s review of the JPC Work Letter, the Approved Working Drawings, or any other Construction Drawings, shall be for Landlord’s sole purpose and shall not imply Landlord’s review of the same (or obligate Landlord to review the same) for mechanical (including, without limitation, HVAC) load capacity requirements, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or any of its space

EXHIBIT B - 1

planner, engineers or consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or any of its space planner, engineers or consultants, Landlord shall have no liability whatsoever in connection therewith.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE SUBSTITUTE PREMISES

Prior to the execution of this Amendment, Landlord and Tenant have approved that certain Work Letter dated as of July 18, 2013, prepared by JPC Architects, for the construction of certain improvements in the Substitute Premises (the “JPC Work Letter”). Based upon and in conformity with the JPC Work Letter, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the JPC Work Letter (the “Working Drawings”). The Working Drawings shall incorporate modifications to the JPC Work Letter as necessary to comply with the floor load and other structural and system requirements of the Building; provided, however, in no event shall Landlord have any obligation in connection with any mechanical (including, without limitation, HVAC) load capacity requirements for the “jet lab” portion of the Premises, and Tenant shall be solely responsible for the compliance of such Working Drawings with Tenant’s mechanical (including, without limitation, HVAC) load capacity requirements for the “jet lab” portion of the Premises. To the extent that the finishes and specifications are not completely set forth in the JPC Work Letter for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard components (the “Specifications”) to be used in the construction of tenant improvements (collectively, the “Standard Improvement Package”), which Specifications have been received and reviewed by Tenant. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time. Within three (3) Business Days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the JPC Work Letter and only if Tenant delivers to Landlord, within such three (3)-Business Day period, specific changes proposed by Tenant that are consistent with the JPC Work Letter and do not constitute changes that would result in any of the circumstances described in items (i) through (iii) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be referred to as the “Approved Working Drawings”. Landlord and Tenant shall make no changes, change orders or modifications to the Approved Working Drawings without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, Landlord may withhold its consent in Landlord’s sole discretion if such change or modification would: (i) directly or indirectly delay the Substantial Completion of the Substitute Premises; (ii) be of a quality lower than the quality of the Specifications set forth in the Standard Improvement Package; and/or (iii) require any changes to the base, shell and core work, the Building’s Structure structural improvements or any of the Building’s Systems; provided further, however, Tenant shall have no right to withhold its consent to any changes, change orders or modifications that are due to, or are the result of, actual

EXHIBIT B - 2

field conditions and that are consistent with, and/or which are a logical extension of, the Approved Working Drawings. The JPC Work Letter and Approved Working Drawings shall be collectively referred to herein as the “Construction Drawings”. The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements”.

SECTION 3

CONSTRUCTION AND COST OF TENANT IMPROVEMENTS

3.1 In General. Landlord shall cause a contractor designated by Landlord and reasonably acceptable to Tenant (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements, and (ii) construct the Tenant Improvements as substantially depicted on the Construction Drawings, excepting only minor variations (i.e., variations that are not inconsistent with the intent of the Construction Drawings) as Landlord may deem advisable and any Change Orders (as defined below) approved by Landlord in compliance with such building permits and all Applicable Laws; provided, however, that the issuance of a temporary or permanent certificate of occupancy or final sign off on the job card upon Substantial Completion (as defined below) of the Tenant Improvements shall be deemed conclusive evidence of the compliance of the Tenant Improvements with Applicable Laws. Landlord shall pay for the cost of the design and construction of the Tenant Improvements (which shall include (a) a Landlord’s supervision fee equal to four percent (4%) of construction costs and (b) a construction management fee equal to one percent (1%) of construction costs payable to a construction manager selected by Tenant) in an amount up to, but not exceeding, $1,178,989.00 (i.e., $49.00 per rentable square foot of the Substitute Premises) (the “Tenant Improvement Allowance”). Tenant shall pay for all costs in excess of the Tenant Improvement Allowance (including any costs associated with Change Orders (as that term is defined in Section 4, below)), which amount shall be paid to Landlord within five (5) business days after Tenant’s receipt of invoice therefor from Landlord, together with reasonable supporting backup documentation. In no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property that may be depicted on the Construction Drawings, all of which items shall be paid for by Tenant.

3.2 Space Planning Allowance. Landlord shall also reimburse Tenant for an initial space plan for the Substitute Premises in an amount not to exceed Fifteen Cents ($0.15) per rentable square foot of the Substitute Premises.

3.3 Unused Tenant Improvement Allowance. In the event that the aggregate final cost of the design, permitting, supervision and construction of the Tenant Improvements, including any increase in such final costs due to any Change Orders or due to any other revisions, changes, or substitutions made to any of the Construction Documents or the Tenant Improvements at the request of Tenant (collectively, the “Total Construction Cost”), is less than the Tenant Improvement Allowance, then the balance of the Tenant Improvement Allowance (the “Unused Tenant Improvement Allowance”), may be applied by Tenant upon written notice to Landlord, (a) as a credit (the “Base Rent Credit”) against the payment of Base Rent as it becomes due and owing for the Substitute Premises (not to exceed the aggregate of $120,305.00), and (b) as an allowance (the “FF&E Allowance”) to reimburse Tenant for costs incurred by Tenant (not to exceed the aggregate of $119,580.00) in the purchase of furniture, fixtures and equipment used in the Substitute Premises (the “FF&E”). For the avoidance of doubt, the aggregate amount of the Unused Tenant

EXHIBIT B - 3

Improvement Allowance that may be used by Tenant for the Base Rent Credit and FF&E Allowance is $240,610.00. The FF&E Allowance will be disbursed by Landlord in accordance with Landlord’s standard disbursement procedures, including, without limitation, following Landlord’s receipt of (i) evidence (i.e., invoices, contracts, or other documentation reasonably satisfactory to Landlord) of payment for the FF&E, (ii) if applicable, fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with the installation of the FF&E, and (iii) written notice from Tenant requesting such disbursement. In no event shall any of the terms set forth in this Section 3.3 be deemed to obligate Landlord to disburse any amount in excess of the amount of the Tenant Improvement Allowance.

SECTION 4

CHANGE ORDERS

If, prior to the Substantial Completion of the Tenant Improvements, Tenant shall request improvements or changes to the Substitute Premises in addition to, revision of or substitution for the Tenant Improvements identified on the Construction Drawings and Specifications, including, without limitation, any request for above-Building standard finishes or other detailed specifications (individually or collectively, “Change Orders”), Tenant shall deliver to Landlord for its approval plans and specifications for such change Orders. If Landlord does not approve of the plans for such Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the increase in the cost of construction, resulting from all Change Orders as set forth in Section 3 above.

SECTION 5

SUBSTANTIAL COMPLETION

5.1 Substantial Completion. For purposes of this Amendment, including this Tenant Work Letter, “Substantial Completion” (and any correlative variations thereof) of the Tenant Improvements shall mean completion of construction of the Tenant Improvements pursuant to the Approved Working Drawings, with the exception of any “Punch List Items” (as defined below). For the purposes of this Tenant Work Letter, the term “Punch List Items” shall mean minor details of construction or decoration or mechanical adjustments that can reasonably be corrected or competed after the date Tenant commences its operations within the Substitute Premises without causing substantial interference with Tenant’s operations therein.

5.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Tenant Improvements as a result of any of the following (individually, a “Tenant Delay”, and collectively, “Tenant Delays”):

(i) Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

(ii) a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

EXHIBIT B - 4

(iii) Tenant’s request for any Change Orders or any changes in any of the Construction Drawings;

(iv) any changes in the Construction Drawings and/or the Tenant Improvements required by applicable Laws if such changes are directly attributable to Tenant’s use of the Substitute Premises or Tenant’s specialized Tenant Improvements (as reasonably determined by Landlord); or

(v) any other acts or omissions of Tenant, or its agents or employees; then, notwithstanding anything to the contrary set forth in this Amendment and regardless of the actual date of Substantial Completion of the Tenant Improvements, the Substitute Premises Commencement Date shall be deemed to be the date the Substitute Premises Commencement Date would have occurred if no Tenant Delay or Tenant Delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Substitute Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with Contractor’s work at the Project or in the Substitute Premises, at Landlord’s reasonable discretion Contractor shall allow Tenant access to the Substitute Premises prior to the Substantial Completion of the Tenant Improvements for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Substitute Premises. Prior to Tenant’s entry into the Substitute Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s contractors (including the Contractor), agents or representatives in performing work at the Project or in the Substitute Premises, or interfere with the general operation of the Project or any portion thereof. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Substitute Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Substitute Premises Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage that may occur to any of Tenant’s work made in or about the Substitute Premises in connection with such entry or to any property placed therein prior to the Substitute Premises Commencement Date except for such injury, loss or damage to the extent arising from Landlord’s gross negligence or willful misconduct. Tenant shall be liable to Landlord for any damage to any portion of the Substitute Premises, including the Tenant Improvements, to the extent caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection

EXHIBIT B - 5

with such entry causes extra costs to be incurred by Landlord or requires the use of any Building or other Project services, Tenant shall reimburse Landlord for such extra costs and/or shall pay Landlord for such Building or other Project services, as the case may be, at Landlord’s standard rates then in effect within thirty (30) days of Tenant’s receipt of an invoice from Landlord, together with reasonable supporting evidence.

6.2 Tenant’s Representative. Tenant has designated Bonnie Hanson as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord’s Representative. Landlord has designated Mr. Doug Swan as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring Landlord’s approval is timely disapproved by Landlord, the procedure for preparation of the item and approval thereof shall be repeated until the item is approved by Landlord. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding item period shall commence.

6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of Default by Tenant as described in Section 18 of the Lease or any default by Tenant under this Tenant Work Letter (and such default is not cured within five (5) days after Tenant’s receipt of written notice of such default from Landlord) has occurred at any time on or before Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease or this Tenant Work Letter (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Tenant Improvements caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Substitute Premises Commencement Date, for any reason due to an event of Default by Tenant as described in Section 18 of the Lease or any default by Tenant under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT B - 6

EXHIBIT B - 7